Execution Version

Exhibit 10.45

December 9, 2006

KAILUAN CLEAN COAL COMPANY LIMITED

and

KOPPERS MAURITIUS

and

TANGSHAN IRON & STEEL

CO., LTD.

JOINT VENTURE CONTRACT

in relation to the establishment of

TANGSHAN KOPPERS KAILUAN CARBON CHEMICAL CO., LTD.

Execution Version

Execution Version

Execution Version

JOINT VENTURE CONTRACT

ARTICLE 1         GENERAL PROVISIONS

1.1         Introduction

In accordance with the Law of the People’s Republic of China on Joint Ventures Using Chinese and Foreign Investment (the “Joint Venture Law”), the Implementing Regulations of the Joint Venture Law (the “Joint Venture Regulations”), and other relevant laws and regulations of the People’s Republic of China (“PRC”), Kailuan Clean Coal Company Limited, Koppers Mauritius, and Tangshan Iron & Steel Co., Ltd, adhering to the principles of equality and mutual benefit, agree after friendly consultations to invest jointly in and to set up an equity joint venture company in Tangshan, Hebei Province, PRC, and hereby enter into this Contract.

1.2         Definitions

In this Contract:

1.2.1	Affiliate means, in relation to a Party, any corporation, enterprise, partnership, trust or other entity (an “Entity”) directly or indirectly controlling or controlled by or under common Control with that Party. However, the Parties agree that Affiliate relationships do not exist between enterprises in which the PRC state holds controlling interest merely because the equity interest in both them is controlled by the PRC state. Thus, for the avoidance of doubt and for purposes of this Contract, Party A and Party C shall not be regarded as Affiliates.

1.2.2	After-Tax Profits has that meaning as set forth in PRC GAAP.

1.2.3	AIC means the PRC State Administration of Industry and Commerce, including its authorised local branches, as applicable.

1.2.4	Appointed Management Personnel means, collectively, the Company’s General Manager, CFO and the Deputy General Manager of Operations.

1.2.5	Approval Authority means the PRC government authority which, pursuant to relevant PRC laws and regulations, is authorized to approve this Contract and the Articles of Association.

1.2.6	Articles of Association means the articles of association of the Company in the form attached hereto as Appendix A.

1.2.7	Asset Valuation Report means the asset valuation report, which has an evaluation reference date of October 27, 2006 and is issued by Tangshan Lande Asset Appraisal Co., Ltd., together with its extension certificates, if any.

Execution Version

1.2.8	Board has that meaning as set forth in Article 11.1.

1.2.9	Breaching Party has that meaning as set forth in Article 23.1.

1.2.10	Carbon Pitch means intermediate Coal Tar Pitch, hard Coal Tar Pitch, liquid Coal Tar Pitch, collectively.

1.2.11	CFO means the chief financial officer of the Company, as described in Article 15.3.1.

1.2.12	Coal Tar means the Coal Tar distillated and condensed from gas during the process of the high-temperature coking of coal.

1.2.13	Coal Tar Pitch means the residue stream which is from the distillation of Coal Tar after lower-boiling hydrocarbon fractions are removed and which has a softening-point range of 60 to 120 degrees centigrade (60-120 ºC).

1.2.14	Company has that meaning as set forth in Article 3.1.

1.2.15	Company Term has that meaning as set forth in Article 21.1.1.

1.2.16	Confidential Information has that meaning as set forth in Article 20.1.

1.2.17	Contract means this Joint Venture Contract as negotiated and executed by the Parties, which includes Appendices A through C.

1.2.18	Control means ownership (whether direct or indirect) of more than fifty percent (50%) of a legal person’s or Entity’s registered capital or voting stock, or the power to designate, elect or appoint fifty percent (50%) or more of the members of the board of directors or equivalent body of that legal person or Entity.

1.2.19	Contributed Assets has that meaning as set forth in Article 18.1.4.

1.2.20	Distributable Profits has the meaning as set forth in PRC GAAP.

1.2.21	Effective Date has that meaning as set forth in Article 29.2.1.

1.2.22	Entity has that meaning as set forth in Article 5.8.2(D).

1.2.23	Excusing Event has that meaning as set forth in Article 25.1.1.

1.2.24	Export Distribution Agreement means the agreement which sets forth the terms and conditions pursuant to which certain of the Products will be sold outside of the PRC.

1.2.25	Factory Land Use Rights Contribution Contract means the land use rights contribution contract in relation to the Factory Site, in the form attached hereto as Appendix C.

1.2.26	Factory Site means the site of the factory as described in Article 8.1.

Execution Version

1.2.27	Fair Value means, in relation to any interest in the registered capital of the Company, a fair and reasonable price for such interest as between a willing buyer and a willing seller on an arm’s-length and going-concern basis.

1.2.28	Funds has that meaning as set forth in Article 15.6.1.

1.2.29	General Manager means that person who, as further detailed in this Contract and the Articles of Association, leads and participates in the management organization of the Company, as well as its day-to-day operations.

1.2.30	General Manager Office Meeting means that meeting which the General Manager regularly holds with the other Appointed Management Personnel and other involved personnel to discuss the main issues and problems of the Company’s operations.

1.2.31	IFRS has that meaning as set forth in Article 15.3.3(B).

1.2.32	Know-how and Technology Usage Right Agreement means that agreement, in the form attached hereto as Appendix B, which sets forth the terms and conditions under which Party B makes available to the Company and the Company may use proprietary know-how and technology and technical assistance.

1.2.33	Koppers China means Koppers China Carbon and Chemical Company Limited.

1.2.34	Koppers Group means Koppers Inc., its subsidiaries, and its affiliated companies.

1.2.35	Labor Contract means the labor contract which sets forth the terms and conditions for employees of the Company.

1.2.36	Liquidation Committee means the liquidation committee as described in Article 24.2.

1.2.37	Major Contracts means the following contracts which are executed in connection with this Contract: Know-how and Technology Usage Right Agreement; Factory Land Use Rights Contribution Contract; Trademark License Agreement; Tar Supply Agreement; Services and Utilities Agreement, Labor Contract and Export Distribution Agreement.

1.2.38	Major Contracts Agreement means the agreement which is executed by the Parties on the same date as that on which they have executed this Contract, and which, among other things, sets forth the text agreed by the Parties for the following Major Contracts: Trademark License Agreement; Tar Supply Agreement; Services and Utilities Agreement, Labor Contract and Export Distribution Agreement.

1.2.39	Offer, Offeree and Offeror have those meanings in Article 24.4.1.

1.2.40	Party means either Party A, Party B, or Party C, and Parties means Party A, Party B, and Party C collectively.

Execution Version

1.2.41	Party Personnel has that meaning in Article 20.4.

1.2.42	Performing Party has that meaning in Article 23.1.1.

1.2.43	PRC means the People’s Republic of China.

1.2.44	PRC GAAP has that meaning as set forth in Article 15.3.3.

1.2.45	Products has that meaning in Article 4.2.1.

1.2.46	Profit has that meaning in PRC GAAP.

1.2.47	Project Application Report means the project application report dated November 30, 2006 jointly prepared by Party A, Party B and Party C.

1.2.48	RMB means Renminbi, the lawful currency of the PRC.

1.2.49	SAFE means the PRC State Administration of Foreign Exchange, including its authorised local branches and agents, as applicable.

1.2.50	Services and Utilities Agreement means the agreement which sets forth the terms and conditions for the supply of services and utilities to the Company by Party A’s Affiliate.

1.2.51	Tar Supply Agreement means the two (2) agreements which set forth the terms and conditions for the supply by Party A’s Affiliates of Coal Tar to the Company.

1.2.52	Trademark License Agreement means the agreement which sets forth the terms and conditions under which an Affiliate of Party B licenses trademark(s) to the Company.

1.2.53	Transfer has that meaning as set forth in Article 5.8.1(C).

1.2.54	Transfer Notice has that meaning in Article 5.8.1(C).

1.2.55	Transferring Party has that meaning in Article 5.8(1)(C).

1.2.56	US$ means the United States Dollar, the lawful currency of the USA.

1.2.57	US GAAP has that meaning as set forth in Article 15.3.3(A).

1.2.58	USA means the United States of America.

1.2.59	References to “assist” or to “assistance” in this Contract mean that a Party which assists or provides assistance shall use its best efforts to achieve the result desired by the Parties in relation to that assistance. For the avoidance of doubt: (a) a Party shall not be liable for any such assistance that does not achieve the desired result; and (b) a Party shall not be expected to provide assistance regarding matters that are not within their natural areas of expertise or experience.

Execution Version

ARTICLE 2         PARTIES TO THE JOINT VENTURE

2.1         Parties

The Parties to this Contract are:

(A)	Kailuan Clean Coal Company Limited (“Party A”), a joint stock limited company which is registered with the Hebei Province Administration of Industry and Commerce, with its legal address at East Building, No. 70 Xin Hua Dong Road, Tangshan City, Hebei Province, PRC. The legal representative of Party A is:

Name:	Pei Hua

Position:	Chairman of the Board of Directors

Nationality:	PRC

AND

(B)	Koppers Mauritius (“Party B”), a company incorporated and existing under the laws of the Republic of Mauritius with its registered office at 4th Floor, Les Cascades Building, Edith Cavell Street, Port Louis, Mauritius and being a wholly-owned subsidiary of Koppers Australia Pty. Limited, a corporation incorporated and existing under the laws of the Commonwealth of Australia with its legal address at Level 10, 15 Blue Street, North Sydney, NSW 2060 Australia. The legal representative of Party B is:

Name:	Ernest S. Bryon

Position:	Director

Nationality:	Australian

AND

(C)	Tangshan Iron & Steel Co., Ltd (“Party C”), a joint stock limited company which is registered with the Hebei Province Administration of Industry and Commerce, with its legal address at No. 9 Binhelu, Tangshan, Hebei Province, PRC. The legal representative of Party C is:

Name:	Wang Yifang

Position:	Chairman of the Board of Directors

Nationality:	PRC

Execution Version

2.2	Power to Enter into this Contract

Each Party represents and warrants that:

(A)	it possesses full power and authority to enter into this Contract and has obtained or immediately shall obtain all necessary approvals to perform its obligations hereunder;

(B)	its representative whose signature is affixed to this Contract has been or will be fully authorized to sign this Contract pursuant to a valid power of attorney, a board resolution or a resolution of shareholder’s general meeting, a copy of which shall be provided to the other Party to this Contract.

ARTICLE 3         ESTABLISHMENT OF THE JOINT VENTURE COMPANY

3.1	Establishment of the Joint Venture Company

In accordance with the Joint Venture Law and the Joint Venture Regulations, the Parties agree to set up a limited liability Sino-foreign equity joint venture company (the “Company”) pursuant to the terms of this Contract. The Company shall be governed in accordance with the Articles of Association.

3.2	Name and Address of the Company

3.2.1	The name of the Company shall be in Chinese and “Tangshan Koppers Kailuan Carbon Chemical Co., Ltd.” in English. The name of the Company shall be subject to the verification of the AIC.

3.2.2	The legal address of the Company shall be at North No. 5 Road, Haigang Development Zone, Tangshan, Hebei Province, PRC.

3.3	Limited Liability Company

3.3.1	The Company shall be a limited liability company. Each Party shall be liable to the Company to the extent of its respective subscribed contributions to the Company’s registered capital that are required to be made pursuant to this Contract, and no Party shall have any liability to the Company or to any third party (including any PRC national, provincial or other governmental authority, agency or bureau or any department or division thereof) jointly or severally in excess of such amount. In accordance with relevant PRC laws and regulations, the Parties shall share the profits and bear risks and losses of the Company in proportion to their capital contributions to the Company.

Execution Version

3.3.2	The Parties agree that they each shall waive any claim that each may have in respect of indirect damages (including, but not limited to, damages for loss of profits or benefits) against the other and each of them agrees not to assert any claim against the other in respect of such indirect damages arising out of any breach of this Contract.

3.4         Legal Person Status

The Company shall be a legal person under the laws of the PRC.

3.5         Compliance with Laws

The activities of the Company shall comply with, and be entitled to the protection of, the relevant published laws, statutes, and regulations of the PRC, and also shall be in accordance with the Articles of Association and this Contract.

ARTICLE 4         PURPOSE, SCOPE OF BUSINESS AND SCALE OF PRODUCTION

4.1         Purpose of the Company

The Parties’ purpose in forming the Company is to build and operate a Coal Tar production and processing facility which has a production capacity of 300,000 MT of anhydrous Coal Tar, and that will manufacture Coal Tar-derived products to meet the demands of the domestic and international markets in terms of quality, price and delivery terms for the Products and to maximize economic benefits. The aim of the Parties is to make the Company one of the world leaders in the carbon and chemical industry.

4.2         Scope of Business

The Company’s business scope shall be:

4.2.1	to produce, process, and sell Coal Tar-derived products (and other related products including Carbon Pitch, solvent, carbon black feedstock, light oil, wash oil, technical napthalene, crude phenol oil) (collectively, the “Products”); to provide transportation and shipping services for such Products; to sell scrap materials, machinery and chemical-industry equipment; and to procure and sell Coal Tar.

4.2.2	to engage in other business activities as necessary to achieve the purposes, goals and overall success of the Company as stated in this Contract.

4.3         Scale of Production

4.3.1	In accordance with present requirements and market conditions, the Parties agree that the annual Coal Tar processing capacity of the Company, at minimum, shall be 300,000 MT of anhydrous Coal Tar.

Execution Version

4.3.2	The Company’s production capacity and scale of production may be expanded, if there are increased market demand and other economic conditions favoring expansion; provided, however, that any such decision to increase production by the Company will be approved by the Board.

4.3.3	The Parties understand and agree that it is expected that exports of Carbon Pitch, by volume, could reach seventy percent (70%) of the Company’s output.

4.4	Location of Production and Operations

The Company’s production and processing shall take place at the Factory Site.

ARTICLE 5         TOTAL AMOUNT OF INVESTMENT AND REGISTERED CAPITAL

5.1	Total Amount of Investment

The total amount of investment in the Company shall be RMB 368,463,500, of which RMB 129,044,700 shall be registered capital.

5.2	Company’s Registered Capital; Ratio of Parties’ Contributions

5.2.1	The registered capital of the Company shall be RMB129,044,700, of which Party A shall contribute the RMB65,812,797, accounting for 51% of the equity interest in the registered capital of the Company; of which Party B shall contribute the US$ equivalent of RMB38,713,410, accounting for 30% of the equity interest in the registered capital of the Company; and of which Party C shall contribute RMB24,518,493, accounting for 19% of the equity interest in the registered capital of the Company.

5.2.2	Any increase of the registered capital and total investment of the Company shall require the unanimous approval of the Board and, if required by relevant PRC laws and regulations, shall be approved by the Approval Authority and registered with the relevant registration authority. Any approved increase in the Company’s registered capital shall be contributed by the Parties in the same proportion as that which existed prior to the increase and, following such increase, the percentages of the Parties’ equity interests in the Company’s registered capital shall be consistent with those which existed before such increase. The Parties shall make their respective contributions to an increased registered capital in cash, or in such other form as may be agreed by the Board.

5.3	Contributions of the Parties

The Parties shall provide the following as their contributions to the registered capital amount (as set forth in Article 5.2.1):

5.3.1	Party A shall contribute:

(A)	RMB 46,158,197 in cash; and

(B)	those land use rights as further detailed and set forth in the Factory Land Use Rights Contribution Contract, which have a total appraised value as set out in the Asset Valuation Report of RMB 19,654,600.

Execution Version

5.3.2	Party B shall contribute:

(A)	an amount in cash in the US$ equivalent of RMB 25,806,120; and

(B)	an amount of RMB 12,907,290, in the form of the license fee for the proprietary know-how and technology and technical assistance, asset forth in and pursuant to the terms and schedule of the Know-how and Technology Usage Right Agreement.

5.3.3	Party C shall contribute:

RMB	24,518,493 in cash.

5.4         Timing of Contributions

Following approval of this Contract by the Approval Authority and the issuance of the Company’s business license by the Tangshan Municipal Administration of Industry and Commerce, each Party shall make its contributions to the registered capital of the Company in accordance with the proportions set forth in Article 5.2 and pursuant to the following timetable; provided, however, that no Party shall have an obligation to contribute any part of its share of the registered capital of the Company until the conditions precedent set out in Article 5.5 have been satisfied or they have been waived by the Parties. The Parties agree that, before the Parties contribute to the registered capital pursuant to this Contract, Party A shall pay for the pre-establishment costs on behalf of the Company, and that, within two months after Party A, Party B and Party C have made first contribution to the registered capital pursuant to this Contract, the Company shall repay Party A all advanced payment by Party A in a lump sum payment; Party A shall transmit to the Company the assets arising from the expenses incurred.

5.4.1	Party A shall contribute:

(A)	land use rights set forth in Article 5.3.1 immediately upon issuance of the Company’s business license and shall take all steps necessary to ensure that any transfer of land use right formalities are completed so that the Company obtains the land use rights free and clear from any encumbrances as soon as possible, but in any event within six (6) months of the date of issuance of the Company’s business license;

(B)	an amount in RMB equal to fifty percent (50%) of RMB 46,158,197 no later than one (1) month from the date of issuance of the Company’s business license;

Execution Version

(C)	RMB 23,079,098.50 at such times as needed by the Company, as requested by the General Manager, approved by the Board and notified in writing to Party A (such contribution to be due and payable by Party A within thirty (30) days of receipt of such notification). In any event, such contribution shall be made within six (6) months from the date of issuance of the Company’s business license.

5.4.2	Party B shall contribute:

(A)	an amount equal to fifty percent (50%) of the US$ equivalent of RMB 25,806,120 no later than one (1) month from the date of issuance of the Company’s business license;

(B)	the license fees for proprietary know-how and technology (including technical assistance) in the amount equivalent to RMB 12,907,290 the valuation of which has been confirmed by the Parties, as set forth in and pursuant to the terms and schedule of the Know-How and Technology Usage Right Agreement;

(C)	US$ amounts equivalent to RMB 12,903,060, at such times as needed by the Company, as requested by the General Manager, approved by the Board and notified in writing to Party B (such contribution to be due and payable by Party B within thirty (30) days of receipt of such notification). In any event, such contribution shall be made within six (6) months from the date of issuance of the Company’s business license.

5.4.3	Party C shall contribute:

(A)	an amount in RMB equal to fifty percent (50%) of RMB 24,518,493 no later than one (1) month from the date of issuance of the Company’s business license;

(B)	RMB 12,259,246.50 at such times as needed by the Company, as requested by the General Manager, approved by the Board and notified in writing to Party C (such contribution to be due and payable by Party C within thirty (30) days of receipt of such notification). In any event, such contribution shall be made within six (6) months from the date of issuance of the Company’s business license.

5.4.4	The schedule of contribution by the Parties shall be in line with the schedule of the project construction of the Company as agreed by the Parties.

5.5         Essential Conditions

A Party shall have no obligation to contribute any part of its share of the registered capital of the Company until all of the following events have occurred or the requirement for their occurrence has been waived by the Parties:

5.5.1	the following contracts have been executed by the relevant parties or, for those contracts where the Company is a party, by the Parties on behalf of the Company and then subsequently counter-signed by the Company after its establishment:

(A)	this Contract;

(B)	the following, which are attached as appendices to this Contract:

(i)	the Know-how and Technology Usage Right Agreement;

Execution Version

(ii)	the Factory Land Use Rights Contribution Contract;

(C)	the Major Contracts Agreement;

(D)	the following, which are attached as appendices to the Major Contracts Agreement:

(i)	Trademark License Agreement;

(ii)	the Tar Supply Agreement;

(iii)	the Services and Utilities Agreement;

(iv)	the Export Distribution Agreement;

(v)	the Labor Contract.

5.5.2	each Party has carried out and completed all of those of its internal approval processes and procedures, including approval by its board of directors, that would be required for it to be a party to this Contract, the Articles of Association, the Major Contracts Agreement, and for it to execute the Major Contracts, and each Party has then notified the other Parties, in writing, of such completion.

5.5.3	only once all procedures and notifications required under Article 5.5.2 have been completed, the Parties have submitted this Contract and the Articles of Association to the Approval Authority for approval.

5.5.4	the Company has received all permits, certificates and approvals from the relevant PRC authorities that are necessary for the Company to operate, including the following:

(A)	approval certificate and official reply from the Approval Authority;

(B)	a business license from the relevant AIC;

(C)	an Organization Code Certificate;

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(D)	a Foreign Investment Enterprise Foreign Exchange Registration Certificate obtained from SAFE.

5.5.5	in relation to the contracts set forth in Article 5.5.1, all registrations and filings, have been made with the relevant PRC authorities, including the template of Labor Contract has been filed at the relevant Labor and Social Security Bureau of Tangshan City.

5.6	Additional Financing

5.6.1	In addition to the registered capital, after all cash capital contributions to the registered capital have been made pursuant to Articles 5.3 and 5.4, the Company may borrow any additional funds which it requires in accordance with its construction and production needs. If the Parties agree that they or their designees will provide security in relation such borrowing, then they shall provide or arrange for that security to be provided in accordance with the capital contribution ratios set forth in Article 5.2, unless the Parties agree in writing otherwise.

5.6.2	A Party may, but no Party shall be obliged to, lend funds to the Company. However, if a Party does agree to make such loans, such Party shall be entitled to be paid interest or related fees according to law as if the transaction were a negotiated, arm’s-length financing from a third party.

5.6.3	In respect of the gap between the total amount of investment and registered capital of the Company, the Company will borrow loan(s) from third party bank(s). The Parties shall, pursuant to the method jointly agreed by all the Parties, provide guarantee in proportion to their respective shareholding percentages.

5.7	Adjustment of Registered Capital

During the Company Term, the Company may adjust the amount of its registered capital, in accordance with the Articles of Association, with PRC law, and with the approval of the Approval Authority (if required).

5.8	Transfer of Registered Capital

5.8.1	Transfer to third party other than an Affiliate

(A)	The Parties agree that they each may transfer their equity interest in the registered capital of the Company (each, an “Equity Interest”) to a third party other than an Affiliate pursuant to the following principles:

(i)	three (3) years have elapsed since the date of the Company’s establishment (as stated on its business license); and

(ii)	such transfer does not affect any significant preferential tax treatment which may be available to Company as a result of the Company’s status as a foreign-invested enterprise, in the first five (5) years of Company’s establishment.

Execution Version

(B)	Subject to the provisions of Articles 5.8.1(A), 5.8.1(C), 5.8.1(D), and 5.8.1(E), a Party may assign, sell or otherwise dispose of all or part of its Equity Interest to a third party; provided, however, that it first obtains, if required under relevant PRC laws and regulations, the approval of the Approval Authority.

(C)	When a Party (the “Transferring Party”) wishes to assign, sell or otherwise dispose of all or part of its Equity Interest to a third party (other than a transfer by a Party to an Affiliate pursuant to the provisions of Article 5.8.3 (hereinafter the “Transfer”), it shall notify the other Parties, in writing, of: (i) its wish to make the Transfer; (ii) the amount of Equity Interest it wishes to transfer; (iii) the terms and conditions of the Transfer; and (iv) the identity of the proposed transferee (the “Transfer Notice”). The other Parties shall have a pre-emptive right to purchase, collectively, on the terms and conditions specified in the Transfer Notice and in accordance with their capital contribution ratios set forth in Article 5.2, the whole of such Equity Interest.

(D)	The other Party or other Parties shall notify the Transferring Party within sixty (60) days of actual delivery of the Transfer Notice (the “Notice Period”) whether it/they will purchase all of the Equity Interest to be transferred. If the other Parties fail to notify the Transferring Party within such Notice Period that either or both of them will purchase such Equity Interest, then they shall be deemed to have agreed to the Transfer to the proposed transferee on the terms and conditions specified in the Transfer Notice, and the Transferring Party may assign, sell or otherwise dispose of such Equity Interest to such proposed transferee, on the terms and conditions set out in the Transfer Notice. The Parties shall cause their respective directors on the Board to agree unanimously to such assignment, sale or other disposition. The Transferring Party shall provide each of the other Parties with a duplicate of the executed written agreement with the transferee within fourteen (14) days of the execution of such agreement. The transferee must agree in writing to be bound by all the provisions of this Contract and the Articles of Association.

(E)

If, during the Notice Period, one of the Parties notifies the Transferring Party that such other Party (the “Interested Party”) will purchase its pro rata share of the Equity Interest which the Transferring Party seeks to transfer, but the other Party notifies the Transferring Party that it will not purchase its pro rata share of Equity Interest to be transferred, then the Interested Party shall have a pre-emptive right (the “Second Pre-emptive Right”) to purchase that other Party’s pro rata share of the Equity Interest to be transferred. However, the Interested Party shall notify the Transferring Party that it will exercise the Second Pre-emptive Right, within fifteen (15) days from the date on which the Notice Period ended. Upon receipt of such notification, the Transferring Party immediately

Execution Version

shall notify, in writing, the proposed third-party transferee that the offer of the Transfer to such proposed transferee is terminated. The Transferring Party shall provide each of the other Parties with a duplicate of such written notification within two (2) days of its issuance.

5.8.2	Transfer to an Affiliate

(A)	The Parties agree that they each may transfer their Equity Interest to an Affiliate pursuant to the following principles:

(i)	three (3) years have elapsed since the date of the Company’s establishment (as stated on its business license); and

(ii)	such transfer does not affect any significant preferential tax treatment which may be available to Company as a result of the Company’s status as a foreign-invested enterprise.

(B)	Notwithstanding the provisions of Article 5.8.2(A), a Party shall not transfer its Equity Interest to an Affiliate incorporated in China whose business is directly in competition with the Company.

(C)	When transferring to an Affiliate, the transferring Party must notify the Board and the other Parties, in writing, of such transfer and specify the name and the legal address of the Affiliate, as well as the name, position, nationality and address of the legal representative of the Affiliate. The Parties each shall cause those directors of the Company that they nominated to vote in favor of such transfer.

If required by relevant PRC laws and regulations, such transfer shall be reported to the Approval Authority for approval.

(D)	An Affiliate, in relation to a Party, shall mean any corporation, enterprise, partnership, trust or other entity (an “Entity”) directly or indirectly controlling or controlled by or under common Control with that Party. However, the Parties agree that Affiliate relationships do not exist between enterprises in which the PRC state holds controlling interest merely because the equity interest in both them is controlled by the PRC state. Thus, for the avoidance of doubt and for purposes of this Contract, Party A and Party C shall not be regarded as Affiliates.

5.8.3	Amendment of Contract

Those Parties which, following any transfer of equity interest in the Company’s registered capital pursuant to this Article 5.8, remain as parties to this Contract shall ensure that this Contract and the Articles of Association are immediately amended to reflect such transfer and that all actions necessary to make such transfer valid and enforceable under PRC laws and regulations are taken.

Execution Version

5.9	Investment Certificates

On each occasion after a Party has made a capital contribution to the registered capital of the Company, the Company shall engage an independent accountant registered in the PRC to verify that such contribution has been paid in and to issue a verification report. Upon the issuance of the verification report by the accountant, the Company shall issue to the Party an investment certificate which has been signed by the Chairperson and the Vice-Chairperson of the Company, and which confirms the amount contributed by the Party.

5.10	Rights of a Party

Each Party agrees that, at all times during the Company Term, the Parties shall be entitled to their full rights in accordance with their respective agreed capital contribution proportions as set forth in Article 5.2 (such rights including, but not limited to, their full rights under this Contract, in connection with the Board, and the Articles of Association but subject to the amount of their capital contribution obligations which they have actually paid in to the Company); provided that, a Party wishing to exercise such a right is not in breach of its capital contribution obligations as set forth in Article 5.4.

5.11	Additional Approvals

The Company shall promptly obtain the following governmental approvals/licenses:

(A)	Tax Registration Certificates from each of the local tax bureaus and the relevant bureau of the State Administration of Taxation;

(B)	Customs Registration Certificate issued by the relevant customs authority;

(C)	certification of the Company’s status as a “Technologically-Advanced Enterprise”;

(D)	Land Use Rights Certificate for the Factory Site;

(E)	Official Replies and/or other documents which certify that the Company has passed the environmental compliance inspection.

Execution Version

ARTICLE 6         RESPONSIBILITIES OF EACH PARTY TO THE JOINT VENTURE

6.1	General Principles

6.1.1	In addition to its other responsibilities under this Contract, each of the Parties agrees to assist the Company in those areas, including those set forth in this Article 6, in which that Party has special expertise and/or experience.

6.2	Supply of Materials, Resources, Services, and Technology

6.2.1	Each Party shall assist the Company to obtain, at competitive prices, all Coal Tar which the Company needs pursuant to its annual production plan.

6.2.2	Party A shall cause Qian’an Sinochem Coal Chemical Company Limited and Tangshan Zhongrun Coal Chemical Company Limited (collectively, the “Tar Affiliates”), each to enter into a Tar Supply Agreement, together under which the Company will be provided with all of the Coal Tar which is produced at coke facilities of those companies located at Qianan Sinochem Coal Chemical Company Limited and Tangshan Zhongrun Coal Chemical Company Limited (which production is estimated to be approximately one hundred eighty thousand (180,000) MT of Coal Tar per year). The Parties shall use their best efforts to assist the Company to obtain from third parties all other Coal Tar needed by the Company (approximately one hundred and twenty thousand (120,000) MT per year). If the amount of Coal Tar which the Company obtains from third parties is still not sufficient for its needs, then in the event that the Parties own and control a new coking facility and if that facility sells Coal Tar, then such facility shall sell Coal Tar to the Company, on a priority basis but at market price.

6.2.3	Party A shall ensure that its Affiliate shall enter into, the Services and Utilities Agreement.

6.2.4	The Parties shall assist the Company with sourcing, purchasing, and/or, leasing (if applicable) within the PRC:

(A)	adequate quantities of Coal Tar and other materials, including raw materials;

(B)	local equipment, articles for office use, means of transportation and communications facilities.

6.2.5	The Parties shall assist the Company in the procurement of equipment, instruments and vehicles from abroad and in arranging transportation of the same to the PRC, and assist the Company in the purchase or leasing of other machinery, equipment, supplies, office appliances, means of transportation, communications facilities and other materials required by the Company from outside the PRC.

6.3	Government and Business Relations

6.3.1	The Parties shall handle the establishment of the Company in the PRC (including submission of applications for approval of this Contract and other relevant documents to the Approval Authority and to any other government authority whose approval is required), the registration of the Company with (and obtaining the business license from) the relevant administration of industry and commerce, and the registration of the Company with the relevant tax and customs authorities.

6.3.2	The Parties shall assist in handling matters with the relevant branch of SAFE to obtain a Foreign Investment Enterprise Foreign Exchange Registration Certificate for the Company and other approvals necessary to establish RMB bank account(s) and foreign exchange bank account(s) and in handling any other related matters.

6.3.3	The Parties shall assist the Company to apply for, obtain, and maintain all permits necessary for its operations and activities.

6.3.4	If requested by the Company, the Parties shall assist the Company in handling customs declaration procedures (including obtaining all relevant import and export licenses) for imported raw materials, machinery, equipment, materials, supplies, and related documentation, and exported Products; and assist in arranging for the inland transportation of items to and from the Factory Site or other designated sites.

6.3.5	Party A and Party C shall assist the Company in dealing with PRC tax questions.

6.3.6	The Parties shall assist the Company to apply for and obtain all possible tax reductions and exemptions and all other relevant investment incentives, privileges and preferences available to the Company under PRC law including designation of the Company as a “Technologically-Advanced Enterprise.”

6.3.7	The Parties shall assist the Company, if requested by the Company, in the submission of applications for, and the granting of, all necessary approvals, permits, certificates and licenses required in connection with safety and environmental matters, especially waste disposal matters, and other matters regulated by governmental authorities.

6.3.8	As requested by the Company, the Parties generally shall assist the Company in its relations with government authorities and PRC domestic companies (including the existing customers of Party A and of Party B).

6.3.9	Party A and Party C shall assist the Company with its knowledge of Chinese culture and business practices.

6.4	Maintenance of Facilities, Equipment

6.4.1	The Parties shall assist the Company in any necessary renovations or installations of:

(A)	its facilities and equipment;

(B)	machinery and equipment purchased by the Company either domestically or from overseas, if any.

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provided, however, that the specific assistance to be provided, as well as applicable rights and obligations shall be agreed between the Party providing it and the Company, and shall be stipulated in a contract which they all have signed.

6.5	Employees

6.5.1	The Parties shall assist the Company with the smooth transfer of employees of the Parties who are recruited by the Company, with the smooth transfer back to the Parties of those of their former employees who are unsatisfactory to or no longer required by the Company, and with other employment-related matters, including the recruitment of other qualified PRC management personnel, technical personnel, workers and other needed personnel.

6.5.2	The Parties shall assist expatriate personnel of Party B and the Company in handling the necessary procedures for entry visas, work permits and travelling arrangements.

6.5.3	The Parties shall assist in arranging appropriate housing acceptable to Party B for expatriate employees of the Company and accommodations for foreign personnel on temporary assignment to the Company, and the Company shall bear the reasonable expenses for the General Manager’s housing.

6.5.4	Party B shall assist the Company in recruiting expatriate management and technical personnel.

6.5.5	Upon the request of the General Manager, the Parties shall assist the Company in formulating standards for recruiting, evaluating and promoting staff and workers.

6.5.6	Party B shall assist the Company in arranging foreign visas and accommodation for personnel and directors of the Company travelling abroad on Company business.

6.6	Financing and Insurance

6.6.1	The Parties shall assist the Company to obtain RMB loans from financial institutions.

6.6.2	The Parties, if requested by the General Manager, shall help to negotiate the terms of the Company’s direct or indirect insurance coverage and premiums with insurers and brokers inside and outside of the PRC.

6.6.3	The Parties shall assist the Company to obtain foreign currency loans from financial institutions and/or to obtain foreign currency.

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6.7	Applicable Laws

The Parties recognize that, in carrying out their obligations under this Contract, they shall be subject to and must abide by the laws, rules and regulations of the PRC.

ARTICLE 7        TECHNOLOGY LICENSE

7.1	Know-how and Technology Usage Right

7.1.1	The Parties agree that Party B, pursuant to and in accordance with the terms and conditions set forth in the Know-how and Technology Usage Right Agreement, will license proprietary know-how and technology and technical assistance to the Company and will contribute license fees for such know-how, technology, and technical assistance in the amount equivalent to RMB 12,907,290.

7.1.2	The entity (including the Company) which produces the Products on the Factory Site shall be entitled to continue using the know-how and technology (as such is defined in the Know-How and Technology Usage Right Agreement), provided that:

(1)	that entity agrees to enter into a license agreement free of charge with Party B in form and substance identical to the Know-How and Technology Usage Right Agreement (except for the Company or entity which is bound by the Know-How and Technology Usage Right Agreement pursuant to law or contractual commitments); and

(2)	if Party B is not a shareholder in that entity (including the Company), then Party B shall have no obligation to provide to that entity any of the Items 4-6 set forth in Schedule 1 Section 1 of the Know-How and Technology Usage Right Agreement or any technical assistance (as defined in the Know-How and Technology Usage Right Agreement) or technical training (as defined in the Know-how and Technology Usage Right Agreement) or improvement to the know-how and technology (as defined in the Know-How and Technology Usage Right Agreement). The entity (including the Company) shall have no obligation to provide to Party B any improvement to that know-how and technology.

ARTICLE 8        RIGHT TO USE THE FACTORY SITE, UTILITIES

8.1	Land Use Rights of the Company

The Parties agree that Party A, pursuant to and in accordance with the terms and conditions set forth in the Factory Land Use Rights Contribution Contract shall contribute to the Company of the granted state-owned land use rights for the entire area of the Factory Site (which totals 166,198.27 square metres).

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8.2        Documents of the Land Use Rights

Party A shall procure the issuance of a new state-owned land use rights certificate to Company for the Factory Site and shall assist the Company to carry out all other necessary procedures and formalities in order to enable the Company to own the full right and legal documents necessary to use the Factory Site pursuant to the business scope provided in this Contract.

8.3        Supply of Utilities

8.3.1	Party A shall ensure that its Affiliate(s) supply, to the Company services and utilities, pursuant to and in accordance with the terms and conditions set forth in the Services and Utilities Agreement.

8.3.2	If, due to the expansion of production described in Article 4.3.2, the Company’s facilities’, services’, and utilities’ needs exceed the amounts set out in the and in the Services and Utilities Agreement, and Party A’s Affiliate(s) is unable to meet the Company’s requirements, then Party A and Party C will assist the Company to apply for and obtain from the relevant authorities such supply of additional amounts of such facilities, services and utilities as follows:

(A)	on a continuous uninterrupted basis;

(B)	in quantities sufficient to meet the full operational requirements of the Company,

(C)	in accordance with the practice in other comparable industrial joint ventures in Hebei Province; and

(D)	at a favorable cost which shall be no higher than that paid by state-owned enterprises for similar facilities, services and utilities in the area.

ARTICLE 9        MARKETING, SALES OF PRODUCTS

9.1        Annual Sales Plan and Exports

9.1.1	By 31 October of each year of the Company Term, the General Manager shall coordinate and prepare for the Company an annual sales plan for the immediately-upcoming year. Such annual sales plan shall be implemented beginning from 1 January of the immediately-upcoming year and shall be based upon the following factors:

(A)	the market within the PRC for the Products;

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(B)	the market outside of the PRC for the Products;

(C)	the Company’s already-existing contracts and orders;

(D)	the production and operational needs of the Company;

(E)	the implementation of the Company’s annual sales plan for the year ending on the immediately-upcoming 31 December.

After discussing the annual sales plan at a General Manager Office Meeting, the General Manager shall edit and revise the annual sales plan for the Company, as necessary, and provide such plan to the Board.

9.1.2	The Parties agree that Party B shall, or shall ensure that its Affiliate shall, pursuant to and in accordance with the terms and conditions set forth in the Export Distribution Agreement, market and distribute certain Products to any and all locations outside of the PRC.

9.1.3	The Company shall carry out sales in accordance with the annual sales plan provided for in Article 9.1.1, which has been developed by the General Manager and has been approved by the Board. The Company shall operate in accordance with that annual sales plan, and such plan shall govern the activities of the Company, unless the Board decides otherwise.

9.1.4	Any sale of the Products shall be made by the General Manager, or the Board, in accordance with such limits on their authorizations to do so as might be established by the Board from time to time.

9.1.5	Product sales which are outside of the scope and parameters that are set forth in the annual sales plan shall be decided by the General Manager after she/he has given due consideration to the international and domestic market conditions. However, the General Manager shall consult with the Chairperson of the Board for any sale of Product which, in consideration of the Company’s long-term interests, the General Manager determines that it is necessary either:

(A)	to sell Products outside of the PRC at a price lower than the price at which those Products would sell within the PRC; or

(B)	to sell to Products inside the PRC at a price lower than the price at which those Products would sell outside of the PRC.

Through such consultations, the General Manager and the Chairperson of the Board shall achieve a mutual understanding on the appropriate course of action which should be taken in such circumstance.

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9.2	Payment Terms

All credit terms for and letters of credit from customers of the Company shall be approved by the CFO, and all cash payments or payments by account transfer from customers shall be made directly to the Company at the place and in the manner designated by the CFO. On a regular basis, the CFO shall report on the aforementioned matters to the General Manager.

9.3	Branch Offices

The Company may, as it deems necessary and after approval by the Board, establish branch organizations within the PRC to promote and sell the Products, and to provide information and advice to customers of the Company with respect to the uses and applications of the Products. The Parties agree that the Company shall not establish any branch organization outside of the PRC that will conflict with those rights and obligations of the parties to the Export Distribution Agreement under that agreement.

9.4	Trademarks, Name and Trademark License

9.4.1	The Parties agree that Party B, pursuant to and in accordance with the terms and conditions set forth in the Trademark License Agreement, will license to the Company the right to use certain trademarks.

9.4.2	The trademarks used on the Products and the “Koppers” company name used by the Company shall be used in accordance with the terms and conditions specified in the Trademark License Agreement. In addition, subject to the approval of the Board, the Company may use new trademarks (including applying for registration of new trademarks).

9.4.3.	The Company shall cease to use in any manner the trademarks and the “Koppers” company name licensed to the Company upon expiration or termination of the Trademark License Agreement.

9.5	Re-Sale

9.5.1	Unless otherwise agreed by the Parties in writing, Party A, Party C, and/or their respective Affiliates may not re-sell or export any of the following Products: Carbon Pitch, carbon black feedstock, and technical napthalene.

9.5.2	To the extent permitted by law, in the case of Product purchasers who are located in the PRC, unless otherwise determined by the Company, sales to such purchasers shall be made pursuant to the principle that the Company expects such purchasers not to re-sell any Product which they have purchased. If a purchaser acts contrary to such principle, then the Company may address such situation in a manner appropriate to such violation and sufficient to protect the Company’s interests.

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ARTICLE 10        PURCHASES OF EQUIPMENT AND MATERIALS

10.1        Purchases

After the commencement of its operations, the Company, inside or outside of the PRC, shall make its purchases of required Coal Tar, other raw materials and fuel, parts and components, equipment, means of transportation and articles for office use, according to the terms and conditions of procurement, quality, quantity, pricing, and delivery terms and dates that both are: (i) competitive; and (ii) in the best interests of the Company.

However, the following contracts shall be submitted to the Board for examination and approval if such contracts are not within the scope of the budget already approved by the Board:

(A)	raw materials procurement contracts with a purchase price in excess of RMB 1,000,000; or

(B)	other procurement contracts which have purchase prices in excess of RMB 500,000; or

(C)	procurement contracts with a term of more than six (6) months.

10.2        Purchases in the PRC

10.2.1	For items purchased in the PRC, the Company shall choose the most competitive price subject to the considerations set out in Article 10.1, and the Company shall pay such price in RMB.

10.2.2	When the Company needs to make purchases within the PRC, the General Manager shall select the relevant suppliers after convening a General Manager Office Meeting to consider purchases and after reviewing the results of research conducted on the PRC market.

10.2.3	During the procurement process, Party A and Party C (in accordance with Article 6.3) shall assist the Company in obtaining market information and in procurement activities within the PRC.

10.3    Purchases from Abroad

10.3.1	When the Company needs to make purchases from outside of the PRC, the General Manager shall select the relevant suppliers after conducting research on the international market, consulting with the other Appointed Management Personnel, and considering the competitiveness of the relevant prices subject to the considerations set out in Article 10.1.

10.3.2	During the procurement process, Party B shall assist the Company in obtaining market information and in procurement activities outside of the PRC.

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ARTICLE 11         THE BOARD OF DIRECTORS

11.1	The Company shall have a board of directors (the “Board”). The composition, powers, duties and operational procedures of the Board and other related matters shall be as stipulated in the Articles of Association.

11.2	The Board shall be the highest authority of the Company. The Board shall consist of six (6) directors, three (3) of whom shall be appointed by Party A, two (2) of whom shall be appointed by Party B, and one (1) of whom shall be appointed by Party C. In the event that the ratio of the Parties’ respective interests in the registered capital of the Company changes, the number of directors to be appointed by each Party shall reflect, as nearly as possible, its respective changed interest in the registered capital of the Company and shall be in accordance with applicable PRC laws and regulations.

11.3	The power to nominate the Chairperson of the Board shall belong to Party A. Party B shall have the right to nominate the Vice Chairperson of the Board. Appointments and dismissals for both of those positions shall be made in accordance with Article 12.6.

11.4	The Chairperson of the Board shall be the legal representative of the Company, and shall have the authority conferred upon him/her by relevant PRC laws and regulations and by the Board. Likewise, the Vice-Chairperson of the Board shall have the authority conferred upon him/her by relevant PRC laws and regulations and by the Board. Both the Chairperson and the Vice-Chairperson shall not contractually or otherwise bind the Company without the prior written authorization of the Board.

11.5	Both the Chairperson and the Vice-Chairperson shall act in accordance with the provisions of this Contract and of the Articles of Association.

11.6	Whenever the Chairperson of the Board is unable to perform his/her responsibilities for any reason, he/she shall authorize the Vice-Chairperson of the Board or another director to act on his/her behalf.

ARTICLE 12         OPERATION AND MANAGEMENT ORGANIZATION

12.1	The Company shall adopt a management system which shall have such organizational structure as stipulated in the Articles of Association. The management of the Company shall exercise powers and duties in accordance with this Contract and with the Articles of Association.

12.2.

The General Manager shall be nominated by Party B, shall be appointed and dismissed by the Board, and shall report directly to the Board. Party B shall try its best to select a candidate for the General Manager who understands Chinese enterprise management,

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market and Coal Tar processing technology. The General Manager shall be in charge of the day-to-day operations of the Company, including management of the Company’s facilities, production and sales operations and activities, and its employees.

12.3	The legal representative of the Company, or his/her authorized representative which has been designated in accordance with the Articles of Association, shall have the authority to sign contracts on behalf of the Company.

12.4	The General Manager shall be assisted by the CFO and the Deputy General Manager Operations, who shall at all times, act in good faith and in the best interests of the Company in their respective official capacities. The CFO shall be nominated by Party A. The Deputy General Manager Operations shall be nominated by Party C. The Parties shall nominate recruit the best qualified and experienced candidates for the above positions. It is anticipated that in the future, the candidates for Appointed Management Personnel who are appointed by the Board of Directors could come from the Company staffs, if they are suitable for such positions, provided that the same nomination and appointment procedures shall be followed. According to the operation needs of the Company, the General Manager, after consultation with the Chairperson, may recommend to the Board change to the Company’s management structure, including setting up the position of the Deputy General Manager Sales.

12.5	All the management personnel except for the Appointed Management Personnel shall be appointed and dismissed by the General Manager.

12.6	The Board shall appoint and dismiss those nominees for the Chairperson of the Board, the Vice-Chairperson of the Board and the Appointed Management Personnel that, under the Joint Venture Contract and these Articles of Association, a Party has a right to nominate. Each Party agrees to cause its directors on the Board to assent to a resolution to unanimously confirm such appointment or dismissal.

ARTICLE 13         LABOR MANAGEMENT

13.1	Labor Plans

Subject to Article 6.5, the system and plans regarding the recruitment, employment, dismissal, resignation, wages, labor protection, welfare benefits, and labor discipline of the staff and workers of the Company (collectively, the “HR Policy”) shall be formulated by the General Manager in accordance with relevant PRC laws and regulations and the labor contracts entered into by the Company, for review and approval by the Board.

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13.2        Estimated Work Force

13.2.1	To meet the initial production capacity of the Company, the Company, initially, probably will have a total work force of between eighty (80) to one hundred twenty (120) individuals under contract to the Company (including foreign expatriate personnel).

13.2.2	The General Manager shall, based on the annual capital and operating budgets approved by the Board, decide any increase or decrease in the number of employees needed for the efficient operation of the Company. Such process of increase or decrease shall be implemented in accordance with this Contract, the Articles of Association, and relevant PRC laws and regulations.

13.3        Recruiting and Hiring

13.3.1	The Company shall recruit its personnel in an independent and open manner; but, the Company shall give priority to those staff and workers from each of the Parties that meet the Company’s recruiting conditions and requirements.

13.3.2	All candidates for employment with the Company, excluding only those which are appointed and dismissed by the Board under Article 12, shall have their qualifications reviewed by the General Manager. Those candidates who, in the opinion of the General Manager, have the best qualifications shall be employed pursuant to the Labor Contract.

13.3.3	All of the Company’s management personnel (excluding the General Manager), staff, and workers shall carry out their jobs under the leadership of the General Manager.

13.3.4	All employees, including the Appointed Management Personnel, shall act in the best interests of the Company and shall be responsible and report to their supervisors as established in this Contract and in the Articles of Association.

13.4        Labor Contracts

13.4.1	Provisions relating to the employment, dismissal, resignation, remuneration, welfare benefits, rewards, discipline, punishments and labor insurance of the staff and workers of the Company shall be specified in labor contracts to be entered into by and between the Company and each individual staff member and worker of the Company.

13.4.2	After each labor contract is signed, it shall be filed with the relevant local labor bureau for the record.

13.5        Wages and Other Compensation of Personnel

13.5.1	The compensation of the Company’s personnel, including annual increases and bonuses, shall be decided by the General Manager. Such decisions by the General Manager shall be based upon each personnel’s ability and skills and shall be in accordance with the HR Policy.

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13.5.2	The compensation paid by the Company with respect to its personnel, inclusive of basic wages, bonuses, health and medical care subsidies, housing subsidies, labor insurance, disability insurance, retirement and pension insurance and related payments, educational levies, unemployment levies, trade union fees and all other subsidies, allowances and levies paid to or on behalf of such employees shall be in accordance with PRC regulations. Any annual increases to that compensation shall be decided by the General Manager, in accordance with the HR Policy.

13.5.3	To the extent necessary, and as approved by the Board, suitable housing may be provided as part of the compensation paid by the Company to its expatriate personnel.

13.6        Disciplinary Action

13.6.1	The General Manager shall have the right to take disciplinary action against the Company’s staff and workers (excluding the Appointed Management Personnel) pursuant to the HR Policy and in accordance with the terms of the relevant labor contract and applicable PRC laws and regulations.

13.6.2	Company staff and workers (excluding the Appointed Management Personnel) who commit serious offenses, who prove to be incompetent or unsuited for the work to be performed by them, or who are redundant, may be dismissed by the General Manager in accordance with the HR Policy.

13.6.3	With the exception of the Appointed Management Personnel who may be dismissed only by the Board in accordance with the Articles of Association, the General Manager has the right to dismiss management personnel, staff, and/or workers of the Company; provided that, such dismissals are conducted in accordance with the HR Policy.

13.6.4	Dismissal of any staff member or worker of the Company shall be reported to the relevant local labor bureau for the record.

13.7        Trade Union

The employees of the Company shall have the right to establish a trade union organization in accordance with relevant PRC laws and regulations.

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ARTICLE 14         PREFERENTIAL STATUS OF THE COMPANY

14.1         General

The Company shall apply to obtain for the Company the benefits of the most favorable applicable tax exemptions, reductions, investment incentive, privileges and preferences that are now or may in the future become obtainable under PRC law or under any treaties or international agreements to which the PRC is or may become a party. The Parties shall assist the Company to obtain such benefits.

14.2         Technologically-Advanced Enterprise Status

The Parties acknowledge that the receipt by the Company of “Technologically-Advanced Enterprise” status during the Company Term is an important factor to the formation and success of the joint venture project represented by this Contract. Accordingly, after the Company commences its operations, with the assistance of all Parties, the Company shall apply promptly to the relevant government authority for confirmation as a “Technologically-Advanced Enterprise”.

14.3         Foreign Exchange Status

It is advantageous to the Company for it to be issued a Foreign Investment Enterprise Foreign Exchange Registration Certificate, to be able to receive foreign exchange and maintain foreign exchange bank accounts, and to have access to sufficient foreign exchange to perform its foreign exchange obligations through designated foreign exchange banks or other legal means.

14.4         Preferential Treatment

The Company and the Parties, individually and jointly, when necessary and possible, shall assist the Company to obtain the most preferential treatment that can be obtained for the Company pursuant to the laws and regulations of the PRC.

ARTICLE 15         TAXES, FINANCE, AUDIT AND DISTRIBUTION OF PROFIT

15.1         Company Taxes

The Company shall pay taxes in accordance with the stipulations of relevant PRC laws and regulations taking into consideration the various preferential tax treatments given by the PRC to joint venture companies. The Company shall use its best endeavours to obtain the maximum preferential tax and customs duty treatment permitted by the relevant regulations. In the event that new laws or regulations permit more favorable taxation for joint ventures at a later date, the Company shall be entitled to apply for the benefit of the relevant new law or regulation.

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15.2         Individual Income Tax

The Company shall withhold individual income taxes according to the Individual Income Tax Law of the PRC or other laws and regulations of the PRC, as applicable.

15.3         Accounting and Financial System

15.3.1	The Chief Financial Officer of the Company (the “CFO”) shall be responsible for the day-to-day financial management of the Company. Among his/her duties, the CFO shall organize the compilation of financial statements and shall oversee the maintenance of the Company’s accounting books and financial records.

(A)	The CFO shall be nominated by Party A.

(B)	Party A shall nominate the best-qualified and experienced candidate for the position of CFO.

(C)	The CFO shall report, in the first instance, to the General Manager and shall be ultimately accountable to the Board.

15.3.2	The Company shall adopt the internationally-practiced accrual basis of accounting and the debit and credit method for book-keeping, and shall prepare complete, accurate and appropriate financial and accounting books and records in accordance with the Enterprise Accounting System and other relevant financial principles, taking into account Party B’s financial accounting system and needs.

15.3.3	Within such period after the end of each month and fiscal year of the Company as determined by the Board, the CFO shall prepare financial statements of the Company for the Parties and the Board, including a balance sheet, profit and loss statement, and cash flow statement, for that month or fiscal year (as the case may be) in accordance with PRC generally-accepted accounting principles (“PRC GAAP”). The condition for consolidating the Company’s financial statements into Party A’s is that Party A shall hold more than 50% of the equity interest in the registered capital of the Company; if Party A holds less than 50% of the equity interest in the registered capital of the Company, the consolidation of the Company’s financial statements shall be carried out pursuant to provisions of then effective laws, regulations and regulatory documentations.

Immediately upon the preparation of those reports, the CFO shall provide to each of the Parties and the Board copies of the said financial statements, and other reports which a Party and/or the Board has requested. In addition, the CFO shall provide to Party B a monthly financial report which has adjusted the figures obtained under PRC GAAP to reflect what they would be under each of the following, provided that Party B shall provide necessary assistance and training:

(A)	USA generally-accepted accounting principles (“US GAAP”); and

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(B)	generally-accepted accounting principles in the Commonwealth of Australia, which, currently, are the International Financial Reporting Standards (“IFRS”).

15.3.4	The RMB shall be used as the unit of account by the Company in its financial accounting.

(A)	Financial statements prepared in accordance with US GAAP pursuant to Article 15.3.3 shall be prepared in RMB.

(B)	Cash, bank deposits, foreign currency loans as well as creditors’ rights, debts, income and expenses, and other relevant financial data, which are denominated in currencies different from the unit of account shall be recorded in the currency of actual receipt and payment.

(C)	Treatment of exchange gains and losses arising from exchange rate differences shall accord with the accounting treatment for foreign currency transactions announced by the relevant government authority in the PRC.

15.3.5	The accounting system and procedures to be adopted by the Company shall be prepared by the CFO, reviewed and considered by the General Manager, and then submitted to the Board for approval. Once approved by the Board, the accounting system and procedures, if required under relevant PRC laws and regulations, shall be filed with the relevant PRC central and/or local government authorities.

15.3.6	The fiscal year of the Company shall begin on January 1 and end on December 31 of each year. The first fiscal year of the Company shall begin on the day the Company obtains its business license and end on December 31 of the same year.

15.3.7	All financial statements and reports of the Company shall be made and kept in both the Chinese and the English languages.

15.3.8	Copies of financial statements and reports shall be provided in a timely fashion to each Party and the Board. If requested by a Party, accounting records, vouchers and books shall be made available by the Company in a timely fashion to that Party for review, provided that the Party receiving the financial information shall maintain secrecy of the information.

15.3.9	All important financial and accounting records and statements and payments shall require the approval and signature of the CFO; provided, however, that payments exceeding RMB 500,000 shall require the approval and signature of both the General Manager and the CFO.

15.3.10	Tax returns for the Company shall be prepared in accordance with the applicable laws and regulations of the PRC under the supervision of the CFO and, when required under relevant PRC laws and regulations, shall be approved and signed by the General Manager.

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15.3.11	At the end of each fiscal year, the CFO shall prepare such information as shall be necessary for the preparation of any tax returns and statements as may be required by the laws of the Republic of Mauritius, the Commonwealth of Australia, and the USA. This shall include furnishing Party B with certified copies of government receipts for income taxes paid within the PRC.

15.3.12	The Company shall also provide reasonable information that may be required for the audit of any tax return by authorities of the Republic of Mauritius, the Commonwealth of Australia, or the USA.

15.4	Bank Accounts

15.4.1	After the business license (copy) has been issued to the Company, the Company shall have the CFO separately open foreign exchange account(s) and RMB account(s) in banks authorized to accept RMB and foreign exchange deposits in the PRC from a Sino-foreign joint venture.

15.4.2	If it deems it necessary, the Company may also have the CFO, pursuant to the operational needs of the Company and in accordance with relevant PRC regulations, open foreign exchange accounts with financial institutions outside of the PRC.

15.5	Auditing

15.5.1	The Board shall engage an independent auditor, registered and reputable in the PRC, which is capable of performing accounting work meeting PRC accounting standards for foreign investment enterprises. Such auditor shall examine and verify the accounts and accounting systems of the Company. The results of that auditor’s examination shall be reported to the Board with a copy to the General Manager. The Company shall submit to the Parties and to each director the audited annual accounts within such period after the end of the fiscal year as determined by the Board, together with the audit report of the independent auditor.

15.5.2	If it deems it necessary, any Party may engage an auditor at its own expense from the PRC or another country to audit the accounts and accounting systems of the Company.

15.5.3	The Company shall permit auditors appointed under Articles 15.5.1 or 15.5.2 to have access to the books and records of the Company and will provide the necessary office space and facilities to enable an audit to be carried out effectively. Such auditors shall keep confidential all documents which they audit.

15.6	Contributions to the Three Funds

15.6.1	The Company shall set aside a certain amount of money from its After-Tax Profits each year for the Reserve Fund, the Enterprise Development Fund and the Bonus and Welfare Fund for Staff and Workers (the “Funds”) in accordance with relevant PRC laws and regulations. The amount to be set aside annually for the Funds shall be discussed and decided by the Board according to the business situation of the Company.

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15.6.2	When the cumulative aggregate of the funds in the Reserve Fund and Enterprise Development Fund equals fifty percent (50%) of the registered capital of the Company, the Company need not make further allocations to these two funds.

15.6.3	Within the limits of the law and regulations of the PRC, all money placed in the Funds shall be placed by the Company with internationally-recognized banks or financial institutions in the PRC or abroad (if possible under relevant PRC laws and regulations), providing the best-obtainable terms of remuneration for such Funds, as approved by the Board.

15.7	Distribution of Profits

15.7.1	Unless the Board decides that no distribution of the Company’s After-tax Profits shall occur in a given year, at least eighty percent (80%) of the Distributable Profits shall be distributed to the Parties annually following the date of issuance of the Company’s business license, provided that the Company’s ability to repay bank loans shall not be impaired. The undistributed portion of the Distributable Profits shall not be distributed before the Distributable Profits of the Company accumulate to Forty Million RMB (RMB 40,000,000); after the undistributed portion of the Distributable Profits exceeds Forty Million RMB (RMB 40,000,000), then that exceeded portion shall be distributed. The Board shall distribute the After-Tax Profits, in accordance with the Articles of Association and relevant PRC law.

15.7.2	Profits shall be distributed to the Parties in accordance with the ratio of their capital contributions as set out in Article 5.2 and shall be accounted in RMB. Profits payable by the Company to Party B shall be paid in accordance with Article 16.1.3.

15.7.3	Profits may be undistributed to the Parties and, instead, may be withheld for reinvestment in new projects, as determined by the Board, subject to the provisions in the Articles of Association that relate to the non-distribution of profits.

ARTICLE 16        FOREIGN EXCHANGE

16.1	Foreign Exchange Requirements of the Company

16.1.1	All foreign exchange transactions of the Company shall be handled in accordance with relevant PRC laws and regulations.

16.1.2	Subject to relevant PRC national regulations, the foreign currency receipts of the Company (such as foreign exchange capital invested and foreign currency loans) must be freely transferable into the PRC without any restriction and shall be deposited in the foreign currency account(s) of the Company.

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16.1.3	All payments by the Company to Party B shall be made in any of the following currencies, US$, Euro, Pound, Japanese Yen or Australian Dollar, provided that such type of foreign currency is readily available at the bank where the Company conducts the majority of its foreign currency business. Party B will have the right to remit outside of the PRC all payments made to it by the Company, including amounts paid to it upon dissolution of the Company. All banking charges in connection with such remittance shall be borne by Party B.

16.2	Applicable Foreign Exchange Rate

The foreign exchange rate applicable to the conversion of RMB to foreign currency or vice-versa shall be the buy or sell rate (as applicable) for such foreign currency that is announced by the People’s Bank of China on the date on which the relevant transaction occurs, unless the Company has employed a form of forward exchange transaction in compliance with PRC law and Company policy.

ARTICLE 17         INSURANCE AND COMPLIANCE

17.1	General

17.1.1	Various types of insurance cover for the Company shall be purchased by the Company from insurance companies permitted by PRC law to provide insurance coverage to Sino-foreign joint ventures or shall be otherwise arranged.

17.1.2	Recommendations concerning the Company’s program for insurance cover shall be provided by the General Manager to the Board.

17.1.3	The final decision about the Company’s program for insurance cover shall lie with the Board and shall be implemented by the General Manager. All items of the Company’s insurance coverage shall be taken out from insurance companies established in the PRC.

17.2	Quality, Safety, Environmental Protection, and Conduct

17.2.1	The Parties hereby agree that they will use their best efforts to ensure that the Company’s policies and practices relating to the quality and safety of the Products and to environmental protection shall meet the standards under applicable laws of the PRC.

17.2.2	The Parties further agree that the Company shall adopt and operate in accordance with its own Code of Ethics and Conduct, which shall be formulated with reference to the Koppers Code of Ethics and Conduct and shall take into account the Company’s actual operational situation and circumstances. The Company’s Code of Ethics and Conduct may be modified from time to time.

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ARTICLE 18        REPRESENTATIONS AND WARRANTIES OF THE PARTIES

18.1	Representations and Warranties of Party A

Party A hereby represents and warrants to Party C and to Party B as follows:

18.1.1	Party A is a joint stock limited company whose shares are listed and traded on the Shanghai Stock Exchange in the PRC, is duly organized and validly existing as a legal person under the laws of the PRC.

18.1.2	Party A has full legal right, power and authority to execute and deliver this Contract and all of the contracts and documents referred to in this Contract to which Party A is a party and to observe and perform its obligations hereunder and thereunder.

18.1.3	Party A has obtained or will obtain according to legal procedure (or, in relation to its Affiliate(s), ensured the obtaining of) all consents, approvals and authorizations necessary for the valid execution and delivery of this Contract and all of the contracts and documents referred to in this Contract to which Party A or its Affiliate(s) is a party and to observe and perform its obligations hereunder and thereunder; provided however, that this Contract is subject to the approval of the Approval Authority before it becomes effective.

18.1.4	Pursuant to and in according with the terms and conditions set forth in the Factory Land Use Rights Contribution Contract, Party A has the granted State-owned Land Use Rights free and clear from any encumbrances in the Factory Site (a “Contributed Asset”) as set forth in the Factory Land Use Rights Contribution Contract and the Company shall have the granted State-owned Land Use Right free and clear from any encumbrances upon contribution of the Contributed Asset to the Company.

18.2	Representations and Warranties of Party B

Party B hereby represents and warrants to Party A and to Party C as follows:

18.2.1	Party B is a company incorporated and existing under the laws of the Republic of Mauritius.

18.2.2	Party B has full legal right, power and authority to execute and deliver this Contract and all of the contracts and documents referred to in this Contract to which Party B is a party and to observe and perform its obligations hereunder and thereunder.

18.2.3	Party B has taken all appropriate and necessary corporate action to authorize the execution and delivery of this Contract and all of the contracts and documents referred to in this Contract to which Party B is a party and to authorize the performance and observance of the terms and conditions of this Contract and those contracts and documents.

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18.2.4	Party B has obtained all consents, approvals and authorizations necessary for the valid execution and delivery of this Contract and all of the contracts and documents referred to in this Contract to which Party B is a party, and to observe and perform its obligations hereunder and thereunder; provided, however, that this Contract is subject to the approval of the Approval Authority before it becomes effective.

18.2.5	Party B has obtained proper authorisation to license the right to use the know-how and technology described in Article 5.3.2 and Appendix C, on the terms described in Appendix C.

18.3	Representations and Warranties of Party C

Party C hereby represents and warrants to Party A and to Party B as follows:

18.3.1	Party C is a wholly state-owned limited liability company which is duly organized and validly exists as a legal person under the laws of the PRC.

18.3.2	Party C has full legal right, power and authority to execute and deliver this Contract and all of the contracts and documents referred to in this Contract to which Party A is a party and to observe and perform its obligations hereunder and thereunder.

18.3.3	Party C has taken all appropriate and necessary corporate action to authorize the execution and delivery of this Contract and all of the contracts and documents referred to in this Contract to which Party C is a party and to authorize the performance and observance of the terms and conditions of this Contract and those contracts and documents.

18.3.4	Party C has obtained all consents, approvals and authorizations necessary for the valid execution and delivery of this Contract and all of the contracts and documents referred to in this Contract to which Party C is a party and to observe and perform its obligations hereunder and thereunder; provided however, that this Contract is subject to the approval of the Approval Authority before it becomes effective.

ARTICLE 19         FURTHER COOPERATION

19.1	Subject to Articles 19.2 and 19.3, and to the extent permitted by PRC laws and regulations, none of the Parties nor any of their Affiliates shall (either directly or indirectly) during the term of this Contract establish or participate, as investors, co-venturers, technology licensors, technology licensees or otherwise, directly or indirectly, in a business which processes Coal Tar to produce the Products in Hebei Province in the PRC or in any provinces which surround Hebei Province (e.g., as of the date on which the Parties executed this Contract, those surrounding provinces are the following: Liaoning, Shandong, Henan, Shanxi, and Inner Mongolia); provided that, all such products are within the actual business scope of the Company (as approved by and registered with the relevant PRC authorities) at that time.

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19.2	If a Party or its Affiliate, during the term of this Contract, decides to establish or participate, as an investor, co-venturer, technology licensor, technology licensee or otherwise, directly or indirectly, in the business described in Article 19.1 (a “Similar Business”) in the locations specified in Article 19.1, then the other Parties shall have the right to invest in and own an equity interest in the registered capital of that Entity which conducts that Similar Business subject to the following provisions:

The Party proposing to establish or participate in a Similar Business (the “Initiating Party”) shall provide written notice to the other Parties of its desire to establish or participate in such Similar Business, which notice shall provide a summary of the proposed scope of the Similar Business and a statement regarding the scope of equity participation available to the other Parties and other terms and conditions associated with such opportunity (“Participation Terms”).

The other Parties shall notify the Interested Party within ten (10) days (“Notice Period”) of delivery of the aforementioned notice if it/they desire to participate in the Similar Business and its/their proposal to the Participation Terms (if any) (“Interested Parties”) set forth above. The Initiating Party and the Interested Parties shall further discuss and try to agree to, in good faith, the Participation Terms after Interested Parties deliver the notice with in twenty (20) days (“Agreement Period”) on the terms set forth above. If the other Parties fail to so notify the Initiating Party within the Notice Period that either or both of them desire to participate in the Similar Business, or the Initiating Party and the Interested Parties fail to reach agreement on the Participation Term during the Agreement Period, then the Party or Parties failing to give such notice or the Interested Parties (as the case may be) shall be deemed to have waived its/their right to participate in the Similar Business.

A Party’s right to obtain an equity interest in the Similar Business shall at all times be subject to that Party’s reasonable cooperation in the formation and maintenance of the Similar Business as would be appropriate for an equity holder and its performance of its financial and other obligations relating to the Similar Business.

19.3	The Parties acknowledge that Party B and an Affiliate of Party C already have established a joint venture company, Koppers China. It is recognized by the Parties that the establishment of Koppers China by Party B and Party C’s Affiliate does not violate the provisions of Articles 19.1 and 19.2; provided, however, that Koppers China shall be subject to the provisions of Article 19.1 and Article 19.2, except that it shall have the right to continue production and operation activities pursuant to its current scope of business with Coal Tar processing capacity of no more than 210,000 MT.

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19.4	The Company has the right of first refusal in the further processing of the Products manufactured by the Company. If the Company decides not to proceed with the further processing of Products manufactured by the Company, then Party A or its Affiliate has the priority right both to establish an Entity (the “Processing Entity”) to engage in further processing of Products manufactured by the Company and to have the percentage of its equity interest in the registered capital of that Processing Entity be no less than the percentage of equity interest which Party A holds in the registered capital of the Company, provided that in priority to third parties, Party A shall give each of Party B and Party C the right of first option to invest and/or participate in the Processing Entity. Subject to the above conditions, the Processing Entity has the priority right to acquire from the Company the Products at a price not higher than the market price then prevailing.

19.5	On an annual basis, all management personnel and directors of the Company shall disclose to the Board, in writing, the following information:

19.5.1	whether she/he directly or indirectly, is investing in or finances a project or entity that competes with the operations or products of the Company;

19.5.2	whether any of his/her relatives directly or indirectly, is investing in or finances a project or entity that competes with the operations or products of the Company;

19.5.3	whether she/he is a director, advisor, consultant or management personnel to a project or entity that competes with the operations or products of the Company;

19.5.4	whether any of his/her relatives is a director, advisor, consultant or management personnel to a project or entity that competes with the operations or products of the Company;

19.6	If there is any change to the information which a director or a management personnel of the Company provides pursuant Article 19.5, such director or personnel immediately shall notify the Board, in writing, of any such change.

19.7	Unless otherwise unanimously agreed by all the members of the Board that such a removal shall not occur, a director or management personnel of the Company immediately shall be removed from his/her position on the Board and terminated from his/her position in the Company (as applicable), if:

(A)	s/he fails to fully comply with the reporting requirements under Articles 19.5 and 19.6;

(B)	s/he holds five percent (5%) or more of the equity interest, share capital, issued shares, or any other forms of ownership, control, or voting interests in a project or entity that competes with the operations or products of the Company;

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(C)	on a consolidated basis, s/he, along with his/her relatives, holds five percent (5%) or more of the equity interest, share capital, shares, or any other forms of ownership, control, or voting interests in a project or entity that competes with the operations or products of the Company;

(D)	s/he is a director, advisor, consultant or management personnel to a project or entity that competes with the operations or products of the Company;

(E)	his/her relatives is a director, advisor, consultant or management personnel to a project or entity that competes with the operations or products of the Company.

19.8	Recognizing that those directors on the Board who are appointed by the Parties might also be employees of Affiliates of that Party, the Parties understand and agree that Article 19.7 shall not apply to those directors of the Company who are also employees, officers, or directors of Parties’ Affiliates, except that it shall apply to such directors who are employees or management personnel of a Party’s Affiliate which conducts Coal Tar processing in the PRC.

19.9	If an employee, officer, or director of the Company shall be removed pursuant to Article 19.7, then the Board, the General Manager, or any Party which, under this Contract, has the right to nominate such director and/or management personnel, immediately shall do all that is required under this Contract and the Articles of Association to remove immediately such director or management personnel from all posts which s/he holds in the Company.

ARTICLE 20        CONFIDENTIALITY

20.1	Each Party shall maintain the secrecy and confidentiality of, and not disclose to any third party or person, any proprietary, secret or confidential data and information relating to the Company, its business operations, its financial affairs or the Products, or belonging to any of the other Parties, or disclosed to a Party by the other Parties at any time during or for the purpose of negotiation or implementation of this Contract and/or a Major Contract, or the establishment or operation of the Company (collectively, the “Confidential Information”). For the avoidance of doubt, Confidential Information shall include, without limitation, any know-how, technology, and technical documentation that is provided by Party B pursuant to the Know-how and Technology Usage Right Agreement. Each Party agrees that any Confidential Information shall be used by each Party exclusively and solely for the furtherance of the business operations of the Company, and for no other purpose.

20.2	The obligations of secrecy and non-disclosure and the restrictions of use contained in this Article 20 do not apply to Confidential Information which the receiving Party can demonstrate:

20.2.1	is available to the public at the time it is disclosed or thereafter becomes available to the public (otherwise than by disclosure by the receiving Party);

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20.2.2	is known to the receiving Party at the time of disclosure;

20.2.3	properly comes into the possession of the receiving Party from an independent source not bound by a confidentiality obligation; or

20.2.4	is required to be disclosed by operation of law, any government or regulatory authority, or stock exchange.

The Parties agree that if the Party receiving the Confidential Information intends to provide any of it to any stock exchange, then it must notify the Party which has provided it with that information, before it discloses any Confidential Information to a stock exchange.

20.3	Each Party agrees to abide by these obligations of confidentiality during the term of this Contract, or for so long as the Company continues to exist, and for a period of five (5) years thereafter.

20.4	The Company shall cause its personnel, and the Parties shall cause their directors, staff and other employees, and those of their Affiliates with access to Confidential Information (the “Party Personnel”), to be bound by and comply with the obligations set out in Article 20. To this effect, an undertaking of secrecy and non-use, in form and substance satisfactory to all of the Parties, shall be included in all labor or service contracts signed by Company personnel or by relevant Party Personnel. If Party Personnel breach this undertaking, the relevant Party shall be jointly liable with the Party Personnel.

ARTICLE 21        DURATION OF THE JOINT VENTURE

21.1	Term of the Company and this Contract; Survival

21.1.1	The duration of the Company (the “Company Term”) shall be forty (40) years, starting from the date on which the business license of the Company is issued by the relevant administration of industry and commerce. The Company Term may be extended pursuant to Article 21.2.

21.1.2	The effective term of this Contract shall begin when it is executed by the Parties and approved by the Approval Authority, and shall end when the Company Term ends, or upon dissolution of the Company.

21.1.3	Articles 7.1.2, 20, 21, 22, 23.2, 23.3, 24, 26.1, 27, 28, 29.4, 29.5, 29.6, and 29.7 shall survive the termination of this Contract.

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21.2	Extension of the Company Term

21.2.1	At least two (2) years prior to the expiration of the Company Term, the Parties shall hold consultations to discuss the extension of the Company Term. If the Parties agree to extend the Company Term, an application for such extension shall be submitted for approval pursuant to requirements under relevant PRC laws and regulations and not less than six (6) months prior to the expiration of the Company Term. Any extension of that term as approved shall be registered in accordance with relevant PRC laws and regulations.

21.2.2	Dissolution of the Company upon early termination or at expiration of the Company Term shall be subject to the provisions of Articles 22, 23, 24, and 25.

ARTICLE 22         EARLY TERMINATION AND DISSOLUTION

22.1	Events of Early Termination

This Contract may be terminated early and the Company may be dissolved, upon the occurrence of any of the following events:

22.1.1	the Company has incurred heavy losses for five (5) consecutive years, and is unable to continue operations (for purposes of this Article the term “heavy losses” shall mean that the accumulated losses of the Company have reached fifty percent (50%) or more of the value of the net assets of the Company);

22.1.2	the Company is unable to continue operations due to the occurrence of an Excusing Event, except as otherwise provided in Article 25;

22.1.3	there is a material change to the main scope of business of the Company as provided in this Contract, unless otherwise agreed by the Parties in writing.

22.1.4	the Company is unable to realize its purpose as set forth in this Contract, and has no development prospects;

22.1.5	any Party is bankrupt, or is in bankruptcy proceeding or in similar proceedings (excluding proceedings for the purpose of restructuring or merger);

22.1.6	the Parties unanimously agree to early dissolution of the Company;

22.1.7	expiration or termination of a Major Contract (except for the Trademark License Agreement, Services And Utilities Agreement and Labor Contract), prior to the expiration of the Company Term (as extended) (not applicable to the circumstance where the termination of a Major Contract is caused by Koppers transferring all of its equity interest in the registered capital of the Company to any third party that is not an Affiliate of Koppers);

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22.1.8	the Parties do not reach agreement on the adjustments to each Party’s economic benefits as provided under Article 26.3 within ninety (90) days of the request by a Party for such adjustments, and a Party gives the other Parties notice that it wishes the Parties to consider early termination.

22.2	Early Dissolution on Event of Early Termination

22.2.1	Upon the occurrence of any of the events enumerated in Article 22.1, a Party may request that a Board meeting be convened to discuss the early dissolution of the Company. The Chairperson of the Board shall convene such meeting within thirty (30) days of the receipt of a Party’s request for the meeting. The directors appointed by the other Parties shall be obliged to attend such meeting.

22.2.2	At such Board meeting each Party shall discuss, and use its best efforts to achieve, a solution acceptable to the Parties, which solution may include the purchase by one Party of the equity interest of the other Parties in the Company. If the Parties are unable to achieve a mutually acceptable solution at such Board meeting, the Board shall adopt any one of the following solutions:

(A)	dissolution of the Company pursuant to a unanimous resolution of the Board and automatic termination of the Major Contracts;

(B)	purchase by the Party or Parties that object(s) to the Company’s dissolution, or by its/their designee, of the equity interest of the Party that is in favor of the Company’s dissolution, such equity interest shall be valued at fair market value adopting internationally recognized valuation method to be reasonably agreed by the Parties.

22.3	Liquidation on Early Dissolution

Upon the early dissolution of the Company pursuant to Articles 22.1 and 22.2 or the expiration of the Company Term, the Board shall appoint a Liquidation Committee as provided under the Articles of Association to carry out liquidation of the Company in accordance with relevant PRC law and the provisions of the Articles of Association.

22.4	Nationalization or Expropriation

If Party B’s interest in the Company is nationalized or expropriated or the assets or a material part of the assets of the Company have been taken over by a government entity, Party B shall have the right to terminate unilaterally this Contract without penalty. Upon Party B’s exercise of such right, if permitted by law, the Board immediately shall proceed to dissolve the Company in accordance with this Contract and the Articles of Association, and Party B may seek equitable compensation in accordance with PRC law, including relevant international treaties to which the PRC is a party, and in accordance with international practice.

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ARTICLE 23         BREACH, PENALTIES FOR BREACH, AND LIQUIDATION DUE TO BREACH

23.1	Breach

23.1.1	If a Party fails to perform any of its obligations under this Contract or if a Party’s representation or warranty under this Contract is materially untrue or inaccurate, such Party shall be deemed to have breached this Contract. In such event, each performing Party (“Performing Party”) shall notify the Party in breach (“Breaching Party”), in writing, that this Contract has been breached and that the breach should be remedied within sixty (60) days of the date of such notice.

23.1.2	If the breach has not been remedied by the end of the sixty (60)-day period provided for in Article 23.1.1 and such breach constitutes a material breach, then a Performing Party may:

(A)	seek to resolve the breach in accordance with Article 27.1.2; or

(B)	in writing, notify the Approval Authority that this Contract has been breached (and constitutes a material breach) by the Breaching Party and, following such notification, if a Performing Party so requests in writing to the other Parties, the Company shall be dissolved as provided in Article 24, and this Contract shall be terminated.

23.1.3	For the avoidance of doubt, the following principles shall apply to breaches of this Contract:

(A)	a Performing Party may claim such breach as a dispute and then pursue to seek remedy of it in accordance with Article 27;

(B)	in cases where the Party which sustains damage, loss, or injury as a result of the breach is the Company, a Performing Party may seek remedy for such breach on the Company’s behalf;

(C)	Article 23.1 shall operate with such amendments as fit the circumstances.

23.2	Damages in Case of Breach

23.2.1

In the event of a breach of this Contract, the Breaching Party shall be liable to the Performing Party for direct damages (but not indirect damages, including but not limited to damages for loss of profits or benefits if the Contract had been properly

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performed) incurred as a result of such Breaching Party’s breach of this Contract, provided that, notwithstanding any provision to the contrary, such damages shall not exceed the aggregate of the value of the Breaching Party’s interest in the Company and the unpaid capital contribution (if any) of the Breaching Party, and the Performing Party/Parties acknowledge(s) that the Breaching Party shall have full rights over any capital contributions made by it and the Breaching Party shall not be treated as having abandoned its interests in the Contract or as having withdrawn from the Company.

23.2.2	Except as provided in Article 23.2.1, the rights provided for in Article 23.1 shall be in addition to any other remedies available to the Performing Party. Termination of this Contract in the exercise of such rights shall not relieve any Party from any obligations accrued to the date of such termination or, subject to the above, relieve the Breaching Party from liability for damages to the Performing Party/Parties for breach of this Contract.

23.2.3	Waiver by a Party of one or more defaults by a Breaching Party shall not deprive such Performing Party of a right to terminate this Contract that arises by reason of any subsequent default.

23.3	Liquidation due to Breach

23.3.1	Upon notice of the dissolution to the Approval Authority, a Liquidation Committee shall be established in accordance with relevant PRC laws and regulations. Where such laws and regulations provide no guidance or requirement, then, in the case where a notice of dissolution of the Company has been given to the Approval Authority and no response has been obtained from the Approval Authority two (2) months after such notification, then the Performing Party/Parties shall request an independent auditor to appoint a Liquidation Committee to evaluate the assets and liabilities of the Company and the reasonableness of the claim for damages, if any, suffered by the Performing Party/Parties. The Liquidation Committee shall carry out liquidation in accordance with the law, Article 23.3 and Article 24.2, and the Articles of Association.

23.3.2	Either the Performing Party/Parties or the Breaching Party may institute arbitration proceedings in accordance with Article 27 should it/they dispute the determination of the Liquidation Committee.

23.4	Penalties for Late Contribution of Capital in Cash

Should a Party not contribute any cash portion of its capital contribution in a timely manner in accordance with the timetable set forth in Article 5.4, such Party shall pay the other Party/ies who have make their registered capital contributions in a timely manner a penalty for default at the rate of one percent (1%) per month on the overdue amount, calculated on the number of days the amount is overdue; provided that, the penalty is payable only when the amount is one (1) month or more overdue and only with respect to that period after such one (1)-month period.

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ARTICLE 24         CONSEQUENCES OF TERMINATION AND DISSOLUTION

24.1	Termination of Major Contracts

Upon early termination of this Contract and commencement of the dissolution of the Company, a Party may terminate and shall be under no obligation to renew any of the Major Contracts to which it is a party, unless otherwise provided in the Major Contracts.

24.2	Appointment of the Liquidation Committee

24.2.1	The Liquidation Committee shall be composed of three (3) members. If the Liquidation Committee is appointed pursuant to Article 22.3, each Party shall appoint one member. If the Liquidation Committee is appointed pursuant to Article 23.3, all members shall be appointed by an independent auditor.

24.2.2	The Liquidation Committee shall appoint a chairperson and vice-chairperson (who shall be appointees of different Parties if the Liquidation Committee is appointed pursuant to Article 22.3).

24.2.3	Members of the Liquidation Committee may be directors or senior employees of the Company or other qualified persons.

24.3	Principles of Operation of the Liquidation Committee

24.3.1	The Liquidation Committee, whether appointed pursuant to Article 22.3 or Article 23.3, shall conduct an overall inventory of the Company’s property, creditors’ rights and liabilities, prepare a balance sheet and property inventory, put forward the basis on which Company property is to be evaluated and computed, and apply the assets of the Company to satisfy the Company’s liabilities. The assets of the Company may be distributed to the Parties in accordance with the ratio of their capital contributions; provided, however, that any property to be distributed to the Breaching Party may be used to pay for the damages sustained by the Performing Party/Parties.

24.3.2	Damages payable to Party B, and Party B’s share of any distribution, shall be paid in foreign currency which can be converted in the PRC.

24.3.3	The Parties may elect to receive their respective share of any distribution of assets in kind, including machinery and equipment.

24.3.4	The Liquidation Committee shall determine the value of all the assets of the Company on a fair-market-value basis.

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24.4	Offer to Acquire

24.4.1	Notwithstanding the provisions of Articles 22.3, 23.3, 24.2, and 24.3, if the Company could be dissolved early for one of the reasons set out in Article 22.1 or if the Performing Party has requested in writing pursuant to Article 23.1 that the Company be dissolved, a Party (the “Offeror”) may, before the appointment of a Liquidation Committee, make an irrevocable offer to purchase the other Parties’ interest (the “Offer”) in the following terms to the other Parties (the “Offeree”). The Offer shall be made by the delivery of a written notice to the other Parties, and shall specify a purchase price. Offeree may elect either to:

(A)	sell its whole interest in the Company to Offeror; or

(B)	purchase the whole interest of the Offeror in the Company at an equivalent pro-rata price.

24.4.2	Offeree shall give Offeror written notice of its election within thirty (30) days of receiving the Offer, and shall be deemed to have elected to sell its interest if it fails to give such notice. All necessary steps in connection with the transfer of any interest, and payment for it, shall be completed as soon as possible, subject to the review of the Approval Authority. If more than one Offer is made, such Offers shall be handled in accordance with the principle “first in time, first in right”.

ARTICLE 25        EXCUSING EVENTS

25.1	General

25.1.1	An “Excusing Event” shall mean any event which was unforeseeable at the time this Contract was signed, the occurrence and consequences of which cannot be avoided or overcome, and which arises after the Effective Date and prevents total or partial performance by any Party or the Company of any of its commitments under this Contract.

25.1.2	Excusing Events shall include:

(A)	earthquakes, typhoons, flood, or other acts of nature;

(B)	fire, explosion;

(C)	civil disturbances, strikes, riots, war, terrorist action:

(D)	failures of international or domestic transportation;

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(E)	acts of government or public agencies or mandatory requirements of laws and regulations;

(F)	epidemics for which government authorities in the PRC have taken significant measures to address;

(G)	other unforeseen events beyond a Party’s reasonable control.

25.2	Excuse and Notification

25.2.1	When an Excusing Event occurs, the prevented Party (the “Prevented Party”) shall notify the other Parties without delay, and within fifteen (15) days thereafter provide to the other Parties detailed information and evidence of the occurrence and duration of such event, explaining the reasons for its inability to execute, or for its delay in the execution of, all or part of this Contract.

25.2.2	The Prevented Party shall use all reasonable endeavors to terminate the Excusing Event, and, within the shortest reasonable time, attempt to resume performance of the obligations delayed or prevented by the Excusing Event.

25.2.3	When notified that an Excusing Event has occurred, the Parties immediately shall consult with each other in order to find an equitable solution, and shall use all reasonable endeavors to minimize or remove the consequences of such Excusing Event.

25.2.4	If, because of the occurrence of an Excusing Event, a Party’s obligation under this Contract is affected by such an event, and that Party is unable to fully perform that obligation, then such obligation shall be suspended during the period of delay caused by the Excusing Event and shall be automatically extended, without penalty, for a period equal to such suspension.

25.2.5	If an Excusing Event occurs, no Party shall be responsible for any damage, increased costs or loss which the other Parties may sustain by reason of such a failure or delay of performance by the Prevented Party, and such failure or delay shall not be deemed a breach of this Contract.

25.3	Prolonged Excusing Event

Should an Excusing Event or the effects of an Excusing Event prevent one or more of the Parties from performing part or all of its or their obligations hereunder for a period of one hundred and twenty (120) days or more, then the Parties shall, through consultations, decide whether to terminate this Contract or to exempt the implementation of part of the obligations of this Contract or whether to delay the execution of this Contract according to the effects of the Excusing Event on the performance of this Contract.

Execution Version

ARTICLE 26        APPLICABLE LAW

26.1	Applicable Law

This Contract shall be performed in accordance with its terms. The conclusion, validity, interpretation and implementation of this Contract shall be governed by the laws of the PRC.

26.2	Favorable Changes

In the event that, during the term of this Contract, any relevant authority in the PRC adopts any law, decree, rule, regulation or policy, or a treatment is extended to another joint venture company or investor in a similar business in the PRC which is more favorable than the laws, decrees, rules, regulations, policies or a treatment previously applicable to the Company or any Party (including reducing or eliminating filing, reporting, registration or approval requirements), then the Company or the Party, as the case may be, shall be entitled to receive, or apply (if application is necessary) to the appropriate governmental agency or authority to receive the benefit of such law, decree, regulation, rule, policy or more favorable treatment.

26.3	Adverse Changes

If an adverse material change occurs to the economic benefits of any Party hereunder after the effective date of this Contract due to the promulgation of new laws, decrees, rules and regulations or any amendment or new interpretation of any existing laws, decrees, rules and regulations made by the government of the PRC or any of its administrative subdivisions, the Parties shall consult promptly with each other and use their best endeavours to implement any adjustments necessary to maintain each Party’s economic benefits derived from this Contract.

ARTICLE 27        SETTLEMENT OF DISPUTES

27.1	Choice of Arbitration

27.1.1	The Parties shall strive to settle any dispute, controversy or claim arising from the interpretation or performance of, or in connection with, this Contract through friendly consultations.

27.1.2	In case no settlement can be reached through friendly consultations among the Parties within sixty (60) days of the submission of such matter by one Party to the other Parties, then such matter shall be submitted to the China International Economic and Trade Arbitration Commission (“CIETAC”) in Beijing for its resolution in accordance with the then-prevailing CIETAC rules.

27.1.3	The arbitration proceedings shall be conducted in Chinese and English and shall take place in Beijing.

Execution Version

27.1.4	The arbitration panel shall consist of three (3) arbitrators, with each Party selecting one (1) arbitrator each.

27.1.5	The arbitral award shall be final and binding upon the Parties and shall be enforceable in accordance with its terms. Each Party shall be responsible for its own costs and expenses of arbitration, including its attorney fees and expenses.

27.1.6	The award may be enforced by filing for confirmation and enforcement to a court having jurisdiction. The Parties agree that, if it becomes necessary for a Party to enforce an arbitral award by legal action of any kind, the Party against which such enforcement action is taken shall pay all reasonable costs and expenses and attorneys’ fees, including but not limited to any cost of additional litigation or arbitration incurred by the Party seeking to enforce the award, unless the relevant court or arbitral tribunal rules otherwise.

27.2	Continued Performance

During the period when a dispute is being resolved, the Parties shall, with the exception of the disputed provisions, in all other respects continue their implementation of this Contract.

ARTICLE 28         LANGUAGE

28.1	Versions

This Contract shall be written in a Chinese version and in an English version in nine (9) originals each. Both language versions shall be equally authentic.

28.2	Discrepancy

In the event of any discrepancy between the Chinese and English language versions of this Contract, the panel of arbitrators selected pursuant to Article 27 shall determine which version most accurately records the Parties’ intention.

28.3	Originals

The parties shall execute nine (9) originals each of the English and Chinese versions of this Contract. Each Party shall keep one (1) original of each language version of this Contract. Four (4) originals of each language version shall be submitted to the Approval Authority.

Execution Version

ARTICLE 29         EFFECTIVENESS OF THE CONTRACT, AMENDMENT, AND MISCELLANEOUS PROVISIONS

29.1	Entire Contract

The Appendices referred to in this Contract and attached to it are an integral part of this Contract. The Appendices are as follows:

Appendix A Articles of Association

Appendix B Know-how and Technology Usage Right Agreement

Appendix C Factory Land Use Rights Contribution Contract

This Contract with its Schedule and Appendices constitutes the entire contract between and among the Parties with respect to the subject matter of this joint venture and supersedes all previous oral and written agreements, contracts, understandings and communications of the Parties in respect of the subject matter of this Contract. Headings are for ease of reference only and shall have no legal effect.

29.2	Approval Authority

29.2.1	This Contract with its Schedule and Appendices shall be submitted for approval to the Approval Authority and shall come into force on the date on which the Approval Authority issues its approval document (the “Effective Date”). Immediately upon receipt of the approval document, Party A shall notify the other Parties and provide them with a copy. The same shall apply to receipt of the approval certificate.

29.2.2	If:

(A)	the Company has not been issued a business license by June 30, 2007; or

(B)	the Approval Authority requires the Parties to amend this Contract in a manner that is unacceptable, or imposes conditions that are unacceptable, to one Party or both Parties,

then any Party may terminate this Contract by written notice to the other Parties, and upon receipt of such notice this Contract shall be void and of no force and effect.

29.3	Amendment

Any amendment of this Contract, including Appendices shall only be valid if made in writing and signed by the Parties. If approval by the Approval Authority is required for such amendment under PRC laws and regulations, then such amendment shall be submitted to the Approval Authority for approval.

Execution Version

29.4	Severability

29.4.1	The invalidity of any provision of this Contract shall not affect the validity of any other provision of this Contract.

29.4.2	If a provision in this Contract is determined as invalid under applicable PRC laws and regulations, the Parties shall discuss and agree whether a replacement for or revision of such provision should be made. Any revision or replacement of that provision shall be made in accordance with Article 29.3.

29.5	Waiver

A Party’s failure to exercise any right, power or privilege under this Contract shall not operate as a waiver of it, and any single or partial exercise of any right, power or privilege shall not preclude its further exercise or the exercise of any other right, power or privilege. No waiver by a Party shall be valid unless it is made in writing and specifying the breach or circumstances the subject of the waiver and such waiver shall only apply to such breach or circumstances and not to any other breach or circumstances.

29.6	Notices

29.6.1	All notices between the Parties shall be written in Chinese and in English and may be delivered either by messenger, registered airmail or fax. The following addresses shall be used:

Address of Party A:	Kailuan Clean Coal Company Limited
East Building, No. 70 Xinhuadong Road
Tangshan
Hebei Province
PRC

	Attention:	General Manager
	Fax:	(86) 315 3026 727

Address of Party B:	Koppers Mauritius
4th Floor
Les Cascades Building
Edith Cavell Street
Port Louis
Mauritius

	Attention:	Director
	Fax:	(61) 2 9900 6122

Execution Version

With a copy to:	Koppers Australia
Level 10,
15 Blue St
North Sydney
NSW 2060
Australia

	Attention:	Managing Director
	Fax:	(61) 2 9900 6122

Address of Party C:	Tangshan Iron & Steel Co., Ltd.
No. 9 Binhelu
Tangshan
Hebei Province
PRC

	Attention:	General Manager
	Fax:	(86) 315 2702 449

29.6.2	Notices (and copies, in the case of Party B) shall be deemed delivered on the following dates:

(A)	by messenger, on the date of delivery;

(B)	by registered airmail, on the date of receipt;

(C)	by fax, on the first working day after the date of sending.

29.6.3	During the term of this Contract, each Party shall have the right to change its address for receiving notices at any time, provided that the other Parties are given notice of such change pursuant to Article 29.6.

29.7	Public Communications

Unless as otherwise required by applicable laws and regulations or requirements of the respective stock exchanges, no Party shall make any declarations, announcements, or disclosures to the public with respect to this Contract, the relationship between and among the Parties or the business of the Company without first obtaining the written consent of the other Parties.

29.8	Signing Place and Date

This Contract is signed in Tangshan, Hebei Province, PRC by the duly authorized representatives of Party A, Party B, and Party C on this 9th day of December 2006.

Execution Version

KAILUAN CLEAN COAL COMPANY LIMITED

By:
Name:	Pei Hua
Title:	Chairman of Board of Directors
Nationality:	PRC

KOPPERS MAURITIUS

By:
Name:	Ernest S. Bryon
Title:	Director
Nationality:	Australia

TANGSHAN IRON & STEEL CO., LTD.

By:
Name:	Wang Zilin
Title:	General Manager
Nationality:	PRC

Execution Version

LIST OF APPENDICES

APPENDIX A	Articles of Association

APPENDIX B	Know-how and Technology Usage Right Agreement

APPENDIX C	Factory Land Use Rights Contribution Contract

Joint Venture ContractEx 10-45 China JV Agreement

Execution Version

APPENDIX A

Articles of Association

Execution Version

APPENDIX B

Know-how and Technology Usage Right Agreement

Execution Version

APPENDIX C

Factory Land Use Rights Contribution Contract